Exhibit 5.1

March 13, 2014

Board of Directors

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to Ignyta, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to up to $9,190,513 of shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), including up to $1,198,763 of Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ MCDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP